Exhibit 10.10

CHANNEL THERAPEUTICS CORPORATION

PROMISSORY NOTE

Principal: $325,000.00	May 8, 2025
Purchase Price: $250,000.00	New York, NY

FOR VALUE RECEIVED, Channel Therapeutics Corporation, a Nevada corporation (the “Company”), promises to pay to 3i, L.P., a Delaware limited partnership (the “Holder”), or its registered assigns, in lawful money of the United States of America, the principal sum of THREE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($325,000.00) or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date hereof, as provided in this Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “Note”) on the unpaid principal balance at a rate equal to 6.0% simple interest per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earliest to occur of the following: (i) September 30, 2025 (the “Maturity Date”); (ii) the consummation of a Corporate Event (as defined below); or (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.    Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Corporate Event” shall be deemed to have occurred (i) if the Company merges, consolidates or reorganizes with and into one or more entities, corporate or otherwise, as a result of which the holders of the shares of the Company’s capital stock entitled to vote for the election of directors immediately prior to such event do not hold at least 50% of the shares of capital stock entitled to vote for the election of directors immediately after such event or (ii) if the Company sells all or substantially all of its assets.

(b) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, reasonable and documented attorneys’ fees and costs and reasonable and documented accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

2.    Repayment and Prepayment.

(a) On the Maturity Date (or earlier as provided for herein), the Company shall repay, in cash, one hundred percent (100%) of the principal and interest due on this Note outstanding as of the date of repayment. So long as no Event of Default has occurred, such repayment shall satisfy the Company’s obligations pursuant to this Note in full, and this Note shall be of no further force and effect.

(b) Upon two (2) days’ prior written notice, the Company may prepay this Note, without penalty, in whole or in part without the consent of the Holder. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

(c) At any time while this Note shall be outstanding, upon the consummation of a future debt, equity, or equity-linked financing, including from the Common Stock Purchase Agreement dated as of July 26, 2024, by the Company (a “Financing”), the Holder shall have the option to require the Company to redeem the outstanding balance of this Note, not to exceed a maximum redemption of fifty percent (50%) of the funds raised, together with all accrued interest thereon, from the gross proceeds of such Financing. For the avoidance of doubt, the Holder shall not have the option to require the Company to redeem the outstanding balance of this Note if the Holder of the Convertible Note issued by the Company dated July 24, 2025 has submitted to the Company a Subsequent Placement Redemption Notice.

3.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within forty-five (45) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(d) Any provision of this Note shall at any time for any reason (other than pursuant to the express terms hereof) cease to be valid and binding on or enforceable against the parties hereto, or the validity or enforceability hereof shall be contested by any party hereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over it, seeking to establish the invalidity or unenforceability hereof, or the Company shall deny in writing that it has any liability or Obligation purported to be created hereunder;

(e) The Company and/or any subsidiary, individually or in the aggregate, either (i) fails to pay, when due, any payment with respect to any indebtedness in excess of $150,000 due to any third party (other than, with respect to unsecured indebtedness only, payments contested by the Company and/or such subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with U.S. generally accepted accounting principles (GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $150,000, which failure to pay, breach or violation permits the other party thereto to declare an event of default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in an event of default under any agreement binding the Company or any subsidiary, and which event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its subsidiaries, individually or in the aggregate, in which case indebtedness , only if such failure remains uncured for a period of at least five (5) business days; or

(f) any Event of Default occurs with respect to any other notes held by the Holder and issued to the Company.

4.    Notice of Events of Default. As soon as possible and in any event within five (5) business days after it becomes aware that an Event of Default has occurred, the Company shall notify the Holder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

5.    Rights of the Holder upon Default. Upon the occurrence or existence of any Event of Default described in Sections 3(a), 3(e) and 3(f) at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 3(b) through 3(d), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

6.    Successors and Assigns. Subject to the restrictions on transfer described in Sections 9 and 10 below and to applicable laws, the rights and Obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7.    Waiver and Amendment. Any provision of this Note may be amended, waived or modified only with the written consent of the Company and the Holder.

8.    Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

9.    Transfer of this Note. This Note and any of the rights granted hereunder are freely transferable or assignable by the Holder, in whole or in part, in its sole discretion; provided that the Holder provides five (5) business day’s written notice thereof to the Company.

10.  Assignment by the Company. Neither this Note nor any of the rights, interests or Obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder; provided that this Note and the rights, interests and Obligations hereunder may be assigned, in whole or in part, by the Company in connection with a Corporate Event or other similar transaction of the Company.

11.  No Stockholder Rights. This Note shall not entitle the Holder to any voting rights or any other rights as a shareholder of the Company or to any other rights except the rights stated herein.

12.  Notices. Any and all notices, service of process or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Note shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier as follows:

If to the Holder, at:

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Attn: Maier Tarlow, Manager

Or such other address as may be given to the Company from time to time

If to the Company, at:

Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728

Attn: Francis Knuettel II, CFO

Or such other address as may be given to the Holder from time to time

13.  Waivers. Except for the notices required by this Note, the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

14.  Expenses. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

15.  Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law. If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or therein or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provision of this Section 15 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Company and the Holder entered into in connection with this Note. To the extent permitted by applicable law, the Company waives any right to assert the defense of usury.

16.  Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

17.  Governing Law; Waiver of Jury Trial. This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of Delaware, without regard to principles of conflicts of laws thereof. The Company agrees that the New York State Supreme Court located in the County of New York, State of New York shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Note or otherwise relating to the parties’ relationship. In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Note and/or arising out of or relating to any dispute between the parties, the Holder shall be entitled to recover all of its costs and expenses relating collection and enforcement of this Note (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which the Holder may be entitled and all costs of collection, including any reasonable and documented legal fees associated with this Note will be paid by the Company. Each party agrees that any process or notice to be served or delivered in connection with any action, lawsuit or proceeding brought hereunder may be accomplished in accordance with the notice provisions set forth above or as otherwise provided by applicable law.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

Channel Therapeutics Corporation,
a Nevada corporation

By:	/s/ Francis Knuettel
Name: Francis Knuettel II
Title: CEO